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Exhibit 4.1

Stolt Tankers Joint Service Agreement

(As Restated Effective November 12, 1997)

ARTICLE 1:    FULL NAME OF THE AGREEMENT

        The full name of this Agreement is the STOLT TANKERS JOINT SERVICE AGREEMENT (the "Agreement"). The business of the Joint Service shall be conducted either under the name of the Joint Service or in the name of Stolt Tankers Inc., the latter being the Marketing/Administrative Agent of the Joint Service.

ARTICLE 2:    PURPOSE OF THE AGREEMENT

        The purposes of this Agreement are as follows:

        2.1    (a)    To trade and operate in a Joint Service, and not as a corporation, partnership or otherwise, in the parcel and product trade all the ships owned and/or chartered by the Parties to this Agreement, provided such ships are fit for the parcel and product trade and have mutually been accepted as provided herein;

          (b)    To charter and trade in the parcel and product trade ships of third parties; and

          (c)    To engage in any and all maritime activities related to the operation and use of the ships.

        2.2    For the purposes of this Agreement and the Joint Service, the term "parcel trade" or "parcel tanker trade" means the international carriage in tanker ships of the Parties of more than about 7,999 DWT tonnage and capable of carrying more than 12 uncontaminated segregations of bulk liquid cargoes in parcels.

ARTICLE 3:    PARTIES TO THE AGREEMENT

        The parties (the "Parties") to this Agreement, the full legal name of each Party and the address of each Party's registered or principal office, are as follows:

Marketing/Administrative Agent	Address:
Stolt Tankers Inc.	80 Broad Street
(hereinafter referred to as "STI")	Monrovia, Liberia
Owners	Address:
Stolt Parcel Tankers, Inc.	80 Broad Street
(hereinafter referred to as "SPTI")	Monrovia, Liberia
NYK Stolt Tankers, S.A.	Yusen Accounting and
(hereinafter referred to as "NYKST")	Finance Co., Ltd. 23-5 Nishi-Shinbashi 3-Chome, Minato-Ku Tokyo 105, Japan
Rederi AB Sunship	PO Box 270, Kungsgatan 8
(hereinafter referred to as "Sunship")	301 04 Halmstad, Sweden
Barton Partner Limited	Liverpool, U.K.
(hereinafter referred to as "Barton")
Bibby Pool Partner Limited	Liverpool, U.K.
(hereinafter referred to as "Bibby")
Unicorn Lines (Pty) Ltd	Durban, South Africa
(hereinafter referred to as "Unicorn")

ARTICLE 4:    GEOGRAPHICAL SCOPE OF THE AGREEMENT

        The Joint Service shall operate in the parcel and product trade in any trades the Parties shall determine pursuant to this Agreement.

ARTICLE 5:    AGREEMENT AUTHORITY/DISTRIBUTION OF FLEET RESULTS

        The parties shall engage in the Joint Service as follows:

        5.1    The Fleet.

        The ships of the Owners, as listed in Schedule 1 hereto, shall be traded in the Joint Service for the Parties, which Joint Service shall be managed by the Marketing/Administrative Agent. All ships (hereinafter called the "Fleet") shall meet the technical and operational standards set out in the attached Manual (Schedule 2). It will be the obligation of each of the Owners to maintain their ships to the standards set forth in the Manual and to the requirements of any national or international regulatory agency relative to the parcel trade, at Owner's time and expense. The ships shall at all times be able to pass the vetting inspections of the major oil and chemical companies or affiliates thereof.

        5.2    Earnings for the Fleet.

        The earnings for the ships shall be based on the "earning factor" allocated to each ship set forth in Schedule 1. The total trading result for the Fleet, including chartered in ships, is hereinafter referred to as the "Fleet Result".

        5.3    Allocation of Fleet Result to Owners.

        The allocation of the Fleet Result to the Owners shall be done in the following manner:

  1.
  Annual allocation of the voyage accounting results

  (a)
  each Owner's allocation of the Fleet Result is: the Fleet Result multiplied by Owner's Fleet earning factor divided by the Fleet earning factor;

  (b)
  where Fleet earning factor is: the sum over all ships in the Fleet (ship earning factor multiplied by operating months multiplied by sdwt), and where Owner's earning factor is: the sum over all ships in the Owner's fleet (ship earning factor multiplied by operating months multiplied by sdwt);

  (c)
  where ship earning factor is: as set out in Schedule 1;

  (d)
  where Fleet Result is: gross revenue less commissions paid to outside brokers less voyage expense less Fleet overhead;

  (e)
  where voyage expense is: bunker expenses plus port and canal costs plus barging and transshipment costs plus miscellaneous voyage operating costs;

  (f)
  where operating months are: calendar days in the period less days on off-hire divided by 30.4166;

  (g)
  where Fleet overhead is: all personnel, office, equipment and other expenses incurred in trading the Fleet worldwide, including bonus and profit-sharing to Stolt personnel engaged in the marketing, operation and administration of the Fleet. The amount contributed shall be proportionate to the amount paid by SPTI, relative to the Fleet Result.

        5.4    Distribution of Fleet Result

  a)
  The distribution of the Fleet Result to the Owners shall be done in the following manner:

        All cash according to the Fleet Result will be paid out when available in the same proportion as allocated to the Owners under Section 5.3 hereof.

        The Marketing/Administrative Agent may withhold from such distribution such amounts that the Marketing/Administrative Agent deems necessary as working capital for the Joint Service. The Marketing/Administrative Agent may also advance working capital to the Owners in the same proportion as allocated to the Owners under Section 5.3 hereof.

  (b)
  The Owners will pay monthly to the Marketing/Administrative Agent a commission at a rate to be agreed with each owner.

  (c)
  At the end of each fiscal year of the Joint Service, after completion of final accounting, the Owners will receive (or pay in) the following adjustment:

    Owner's annual share of the Fleet Result on a time charter basis as audited less Owner's commission to the Marketing/Administrative Agent less the sum of the monthly payments of the Fleet Result paid to the Owner.

  (d)
  Annual adjustments will also be made for off-hire, speed, consumption and cargo handling performance in accordance with the attached Manual (Schedule 2).

  (e)
  All payments to be made hereunder shall be in U.S. Dollars.

        5.5    Adjustment of Earning Factor.

        The Representatives of the Parties may adjust a ship's earning factor as a result of poor performance. The Representatives of the Parties may also adjust a ship's earning factor if its performance and/or earning capacity is improved by capital expenditure beyond what the Owners are obligated to make under the attached Manual (Schedule 2).

        The Representative of the Parties may request the Owners to undertake investments in their ships. In such cases the earning factor shall be adjusted by amortizing the total investment over the remaining life of the ships, the ship life to be as agreed by the Representatives of the Parties or the end of the charter, whichever is less, at a cost of capital to be taken as 5% above the U.S. "Prime Rate" prevailing at the time and expressed on a time charter basis.

        Capital Expenditure for fuel efficiency will not result in an adjustment of the earning factor because that is taken care of by the clause of the Manual (Schedule 2) dealing with adjustment for speed and consumption.

ARTICLE 6:    AGENTS FOR THE AGREEMENT AND DELEGATIONS OF AUTHORITY

        6.1    All trading of the Fleet will be done in the name of the Marketing/Administrative Agent of the Joint Service, which will not be engaged in any other activities than managing the business of the Joint Service and will utilize on an exclusive basis the brokerage/management services of Stolt-Nielsen network of offices worldwide. No other Party shall act as an agent for any other Party by reason of this Agreement. The payment to Stolt-Nielsen offices shall be (i) as set out in Section 5.3 (d), (e), and (ii) a share in the commission payable to the Marketing/Administrative Agent of the Joint Service set for the in Section 5.4 (b).

        6.2    (a)    In case all parties, except SPTI, withdraw from the Joint Service established hereunder, it is understood that the marketing/Administrative Agent and SPTI may, in their sole discretion, elect either to have the Joint Service terminated or to continue it.

          (b)    In case of withdrawal by any Party, all the cargo contracts will remain with the Joint Service in accordance with the provisions of Section 6.1 hereof.

ARTICLE 7:    VOTING

        Each of the Owners will appoint Representatives to oversee the operation of the Joint Service, which will include up to one Representative each from, Sunship, Barton, Bibby, Unicorn, up to two from NYKST and up to four from PTI. All representatives will be entitled to have alternates. Meetings will be held a minimum of three times per annum.

        The voting power of each Owner's Representatives in the meetings shall be equal to their respective combined earning factors allocated to each Owner.

        The Representatives shall decide unanimously on matters such as:

    -
    capital expenditures on a minority Owner's ship.

    -
    change in the earning factor of existing ships in the Fleet.

    -
    all other matters which do not dealwith the parcel tanker trade.

    The Representatives shall decide by a simple majority vote (based on earning factors) on matters such as:

    -
    addition of new ships.

    -
    addition of new Owners (Parties).

    -
    withdrawal of ships by SPTI.

    -
    withdrawal of a minority Owner's ship and the timing thereof.

    -
    capital expenditures on SPTI ships.

    -
    time charter of ships into the Fleet for period exceeding one year.

    -
    layup or slow steaming of ships.

    -
    all other matters which deal with the parcel tanker trade.

        Should the trading result from the Joint Service for any Owner result in a cash loss after direct operating costs, then such Owner shall have the option of laying up one or more ships subject to the Representatives' approval. During the period of such layup, the ships will not participate in the revenue or overhead cost allocation of the Fleet.

ARTICLE 8:    DURATION AND TERMINATION OF THE AGREEMENT

        8.1   The Joint Service established hereunder shall commence as of December 1, 1987, and shall apply to all voyages of the Owners commenced on and after such date.

        The Joint Service shall continue in existence for a period of fifty (50) years from such date, unless sooner terminated, liquidated or dissolved by law or as hereinafter provided or unless extended by amendment to this Agreement.

        8.2   The Owners may withdraw ships from the Joint Service for reason of sale to an unrelated third party upon giving not less then 3 months notice. Not more than one ship may be withdrawn in a 6-month period without the consent of the majority of the Representatives.

        8.3   An Owner having withdrawn all his ships from trading in the Joint Service is deemed to have withdrawn from the Joint Service.

ARTICLE 9:    CONFLICT OF INTEREST

        Any party, and their subsidiary and/or affiliated companies, shall not engage in the parcel tanker trade, other than as specified herein, for as long as they are Parties to this Agreement and/or any of their ships are traded in the Joint Service.

ARTICLE 10:    ACCOUNTS REPORTS AND AUDITORS

        Proper books of account shall be kept for the Joint Service. Regular, true and correct entries made therein of all monies, effects and credits belonging to the Fleet and all such other matters, transactions and things in any way relating to and having regard to the nature of the Fleet business. The books of account and all bills, notes, securities, contracts, letters and papers shall remain and be kept by the Marketing/Administrative Agent and/or auditors. The Owners shall have free access to and the right to inspect the same. The accounts are maintained in accordance with U.S. generally accepted accounting principles ("G.A.A.P.").

        Earnings distribution accounts shall be made up in respect of each financial period going from each December 1st to the following November 30th and shall be audited by Arthur Andersen & Co. Such audited accounts shall be distributed to the Owners within one week after the end of the audit.

        In addition, the Marketing/Administrative Agent will provide the Owners with the following reports:

  1.
  Joint Service Distribution Report (STI 2.2F) (monthly);

  2.
  Fleet Income Distribution Report (FIDS) (monthly); (includes Joint Service total, each Owner's total, and breakdown by each Owner's ship(s);

  3.
  Owner's Statement of Account (monthly);

  4.
  Budget (annually); and

  5.
  Other documentation as may reasonably be requested by Owners.

ARTICLE 11:    LAW

        This Agreement shall be governed by and construed in accordance with English law.

ARTICLE 12:    ARBITRATION

        If any dispute should arise in connection with the interpretation and fulfillment of this Agreement, the same shall be decided by arbitration in London, and shall be referred to a single arbitrator to be appointed by the Parties hereto. If the Parties cannot agree upon the appointment of a single arbitrator, the dispute shall be settled by three arbitrators, each Party appointing one arbitrator, the third being appointed by The Baltic and International Maritime Conference in Copenhagen. If either of the appointed arbitrators refuses or is incapable of acting, the Party who appointed him shall appoint a new arbitrator in his place.

        If one Party fails to appoint an arbitrator—either originally or by way of substitution—for two weeks after the other Party, having appointed his arbitrator, has sent the Party making default notice by mail, cable or telex, to make the appointment, The Baltic and International Maritime Conference shall, after application from the Party having appointed his arbitrator, also appoint an arbitrator on behalf of the Party making default.

        The award rendered by the Arbitration Court shall be final and binding upon the Parties and may, if necessary, be enforced by the Court or any other competent authority in the same manner as a judgment in the Court of Justice.

ARTICLE 13:    ATTACHMENTS

        Attached hereto and made a part hereof as if fully set forth herein are the following schedules:

  (a)
  Schedule 1—List of Ships;

  (b)
  Schedule 2—Manual of Technical and Operational Standards for Fleet Ships Under Stolt Tankers Joint Service Agreement; and

  (c)
  Attachment 1—Treatment of Expense

  (d)
  Attachment 2—Profit Sharing

ARTICLE 14:    ENTIRE AGREEMENT

        This Agreement and the Schedules hereto constitute the entire agreement between the Parties with respect to the subject matter hereto and supersedes all prior agreements and understandings of the Parties in connection herewith.

        This Agreement becomes effective for Barton, Bibby and Unicorn as and when their first ship enters service for the Stolt Tanker Joint Service.

        IN WITNESS WHEREOF, the Parties, by their authorized Representatives, have executed this restatement of Joint Service Agreement as of the 12 day of November, 1997.

STOLT TANKERS INC.	STOLT PARCEL TANKERS INC.
By	By

REDERI AB SUNSHIP	NYK STOLT TANKERS INC.
By	By

BARTON PARTNER LIMITED	BIBBY POOL PARTNER LIMITED
By	By

UNICORN LINES (PTY) LTD
By	By

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  Exhibit 4.1
Stolt Tankers Joint Service Agreement